Exhibit (d)(8)

AMENDEDMENT TO

INVESTMENT ADVISORY AGREEMENT

Robeco Boston Partners Small Cap Value Fund II

This Amendment is an amendment to the Investment Advisory Agreement dated December 29, 2003 (as from time to time amended or supplemented, the “Agreement”), between THE RBB FUND, INC. (herein called the “Fund”), a Maryland corporation, on behalf of the Robeco Boston Partners Small Cap Value II Fund (herein called the “Portfolio”), and Robeco Investment Management, Inc. (herein called the “Investment Adviser”). The date of this Amendment is as of March 18, 2008.

BACKGROUND

A. The Fund and the Investment Adviser wish to amend the Agreement as set forth below.

NOW, THEREFORE, intending to be legally bound, the Fund and the Investment Adviser hereby agree as follows:

1. For clarity, all references in the Agreement to “Boston Partners Asset Management, L.L.C. shall be deemed to be references to “Robeco Investment Management, Inc.” and all references to “Boston Partners Small Cap Value Fund II” shall be deemed to be references to “Robeco Boston Partners Small Cap Value Fund II”.

2. Paragraph 11 of the Agreement is hereby amended and replaced with the following:

SECTION 11. COMPENSATION. (a) For the services provided and the expenses assumed pursuant to this Agreement with respect to the Portfolio, the Fund will pay the Investment Adviser from the assets of the Portfolio and the Investment Adviser will accept as full compensation therefore a fee, computed daily and payable monthly, at the annual rate of 1.00% of the Portfolio’s average daily net assets. (b) The fee attributable to the Portfolio shall be satisfied only against assets of the Portfolio and not against the assets of any other investment portfolio of the Fund.

3. Except as specifically modified by this Amendment all terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

THE RBB FUND, INC.

By:	/s/ Edward J. Roach
Name:	Edward J. Roach
Title:	President and Treasurer

ROBECO INVESTMENT MANAGEMENT, INC.

by:	/s/ William G. Butterly
Name:	William G. Butterly, III
Title:	Senior Managing Director